Sonic Foundry Announces Fiscal 2018 Second Quarter Financial Results

MADISON, Wis. - May 15, 2018 - Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video creation and management solutions, today announced consolidated financial results for its fiscal 2018 second quarter ended March 31, 2018.

Fiscal 2018 Second Quarter Highlights

•	Total revenues were $8.5 million compared to $8.6 million in the second quarter of 2017

•	Gross margin was $5.9 million, or 70% of sales compared to $6.1 million, or 71% of sales in the second quarter of 2017

•	Adjusted EBITDA was $(808) thousand compared to $(736) thousand in the second quarter of 2017

•	Net loss of $(1.4) million, or $(0.32) per share compared to $(1.5) million, or $(0.33) per share in the second quarter of 2017

•	Billings totaled $8.5 million in the second quarter of 2018, a decrease of 7% compared to the same period last year

•
Unearned revenue decreased to $11.6 million as of March 31, 2018. The Company reduced unearned revenue for a China distributor by $1.5 million during the quarter due to an expectation that conversion to revenue would take an extended period of time and therefore was not fixed and determinable

•	Reduced operating cash usage by approximately $1.0 million for the six month period

Fiscal 2018 Second Quarter Review

Service billings, including support, hosting, events, and installs recorded an increase of 5% from prior year to a total of $5.7 million. The company expects to recognize $4.1 million of the current unearned revenue in the third quarter of fiscal 2018. Recurring revenue of $6.2 million was 74% of total revenue in the second quarter of 2018, up from $5.6 million, or 65% of total revenue in the second quarter of 2017.These increases were driven mainly by the strong demand for our cloud offerings.

Product billings were $2.8 million during the second quarter of fiscal year 2018, compared to $3.7 million last year and are $5.7 million year to date compared to $6.5 million last year. Recorder units shipped increased 13% for the first half of the year compared to last year with shipments of our RL 220 and mini recorders showing an 80% growth.

The loss before income taxes decreased from prior year by $136,000 due in large part to efforts made by the company to reduce operating expenses, including certain headcount reductions made in the third quarter of 2017. Operating expenses were $7.2 million, down $150 thousand or 2% from the same period in 2017. The net loss of $1.4 million was comparable to the same period in 2017.

Sonic Foundry recently closed a financing round with Partners for Growth, a partnership that provides capital funding solutions to private and public technology and life science companies. The facility provides for up to $2.5 million of additional capital on terms similar to the last transaction completed with PFG, which was fully paid earlier this month.

“We are pleased to once again be working with PFG, a partnership that has shown consistent support for Sonic Foundry over the years. The funding, in combination with a recent equity transaction with an existing investor in the company, gives us the ability to make strategic investments to our data centers that enable us to support the increase in Mediasite Video Cloud usage by our customers and fund key strategic initiatives,” said Gary Weis, CEO of Sonic Foundry.

Weis continued, "In the second quarter, we saw our right-sized video solutions continue to extend the value of Mediasite product and services technologies to a broadening customer base. This allows customers to ‘mix and match’ capture solutions ranging from software-only to our most capable recorders. Our strategy to address low technology rooms and grow the market for our affordable hardware solutions is an area of increased interest from customers. The increase in recorder units shipped in the first half of fiscal 2018, along with a boost in Mediasite Video Cloud services, leaves us confident that we are on the right track to support our customers’ video strategies, increase our win-rate and ultimately drive revenues to higher levels."

Non-GAAP Financial Information
To supplement and enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally adds back stock compensation expense from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, and should not be viewed as an alternative to net income as a measurement of our operating performance. Our credit agreement contains a minimum EBITDA calculation based, in part, on adjusted EBITDA since this measure is representative of adjusted income available for debt and interest payments. A reconciliation of net income (loss) to adjusted EBITDA for the quarters and six months ended March 31, 2018 and 2017 are included in the release. The company is unable to provide a reconciliation of projected EBITDA to projected net income due to the unknown effect, timing and potential significance of certain income statement items.

Webcast
The company will hold its corporate webcast for analysts and investors at 4:30 p.m. ET today, May 15. Sonic Foundry will use its webcasting technology, Mediasite, to stream the presentation for live and on-demand viewing. To access the webcast register at www.sonicfoundry.com/earnings on or before May 15, 2018. A video archive of the full earnings call, including Q&A, will be available for 90 days.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ:SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 4,700 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Leading research firms Aragon, Forrester, Wainhouse and Frost & Sullivan recognize Sonic Foundry as a leader in enterprise video, webcasting and lecture capture. Learn more at www.sonicfoundry.com and @mediasite.

© 2018 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Forward Looking Statements
This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future.  These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide.  Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC.  These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department.  All of the information and disclosures we make in this news release regarding our business, including any forward looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Contacts:

Media:
Nicole Wise
Director of Communications
Sonic Foundry
920.226.0269
nicolew@sonicfoundry.com

Investor:
Peter Seltzberg, Managing Director
Darrow Associates, Inc.
516-419-9915
pseltzberg@darrowir.com
www.darrowir.com

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)
(Unaudited)

	March 31, 2018	September 30, 2017
Assets
Current assets:
Cash and cash equivalents	$1,180	$1,211
Accounts receivable, net of allowances of $450 and $375	7,021	7,903
Financing receivables, current, net of allowances of $300 and $200	330	925
Inventories	1,047	986
Investment in sales-type lease, current	157	148
Prepaid expenses and other current assets	672	1,085
Total current assets	10,407	12,258
Property and equipment:
Leasehold improvements	1,055	1,041
Computer equipment	6,486	6,101
Furniture and fixtures	917	789
Total property and equipment	8,458	7,931
Less accumulated depreciation and amortization	6,720	6,181
Property and equipment, net	1,738	1,750
Other assets:
Goodwill	10,617	10,455
Customer relationships, net of amortization of $1,123 and $990	1,461	1,505
Product rights, net of amortization of $473 and $411	200	261
Financing receivables, long-term	302	1,310
Investment in sales-type lease, long-term	430	407
Other long-term assets	484	410
Total assets	$25,639	$28,356
Liabilities and stockholders’ equity
Current liabilities:
Revolving lines of credit	$2,170	$2,065
Accounts payable	1,934	1,314
Accrued liabilities	1,640	1,387
Unearned revenue	9,388	11,332
Current portion of capital lease and financing arrangements	259	256
Current portion of notes payable and warrant debt, net of discounts	233	737
Total current liabilities	15,624	17,091
Long-term portion of unearned revenue	2,228	2,970
Long-term portion of capital lease and financing arrangements	270	244
Long-term portion of notes payable and warrant debt, net of discounts	—	123
Long-term portion of subordinated note payable	1,000	—
Derivative liability, at fair value	3	12
Other liabilities	284	372
Deferred tax liability	3,084	4,426
Total liabilities	22,493	25,238
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—
9% Preferred stock, Series A, voting, cumulative, convertible, $.01 par value (liquidation preference of $1,000 per share), authorized 2,500 shares; 2,259 and 1,510 shares issued and outstanding, respectively, at amounts paid in	1,874	1,280
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 4,474,062 and 4,470,791 shares issued and 4,461,346 and 4,458,075 shares outstanding, respectively	45	45

Additional paid-in capital	198,070	197,836
Accumulated deficit	(196,382)	(195,253)
Accumulated other comprehensive loss	(266)	(595)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ equity	3,146	3,118
Total liabilities and stockholders’ equity	$25,639	$28,356

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Revenue:
Product and other	$2,690	$3,305	$5,713	$7,029
Services	5,770	5,255	11,642	10,838
Total revenue	8,460	8,560	17,355	17,867
Cost of revenue:
Product and other	1,203	1,432	2,426	3,074
Services	1,328	1,064	2,530	2,020
Total cost of revenue	2,531	2,496	4,956	5,094
Gross margin	5,929	6,064	12,399	12,773
Operating expenses:
Selling and marketing	3,867	4,008	7,977	8,818
General and administrative	1,509	1,468	3,082	2,918
Product development	1,812	1,862	3,565	3,813
Total operating expenses	7,188	7,338	14,624	15,549
Loss from operations	(1,259)	(1,274)	(2,225)	(2,776)
Non-operating income (expenses):
Interest expense, net	(103)	(116)	(195)	(266)
Other income (expense), net	19	(89)	10	(77)
Total non-operating expenses	(84)	(205)	(185)	(343)
Loss before income taxes	(1,343)	(1,479)	(2,410)	(3,119)
Benefit (provision) for income taxes	(106)	23	1,281	154
Net loss	(1,449)	(1,456)	(1,129)	(2,965)
Dividends on preferred stock	(50)	—	(122)	—
Net loss attributable to common stockholders	$(1,499)	$(1,456)	$(1,251)	$(2,965)
Loss per common share
– basic	$(0.34)	$(0.33)	$(0.28)	$(0.67)
– diluted	$(0.34)	$(0.33)	$(0.28)	$(0.67)
Weighted average common shares
– basic	4,461,310	4,425,720	4,459,675	4,418,562
– diluted	4,461,310	4,425,720	4,459,675	4,418,562

Sonic Foundry, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2018	2017
Operating activities
Net loss	$(1,129)	$(2,965)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of other intangibles	268	282
Depreciation and amortization of property and equipment	536	757
Provision for doubtful accounts	175	50
Deferred taxes	(1,361)	(15)
Stock-based compensation expense related to stock options	320	386
Remeasurement gain on subordinated debt	—	(6)
Remeasurement gain on derivative liability	(9)	(21)
Changes in operating assets and liabilities:
Accounts receivable	995	(727)
Financing receivables	1,525	26
Inventories	(59)	457
Prepaid expenses and other current assets	381	511
Accounts payable and accrued liabilities	700	798
Other long-term liabilities	(101)	141
Unearned revenue	(2,789)	(1,296)
Net cash used in operating activities	(548)	(1,622)
Investing activities
Purchases of property and equipment	(238)	(586)
Net cash used in investing activities	(238)	(586)
Financing activities
Proceeds from notes payable	1,000	—
Proceeds from revolving lines of credit	10,822	12,529
Payments on notes payable	(681)	(907)
Payments on revolving lines of credit	(10,743)	(10,249)
Payment of debt issuance costs	(20)	(26)
Proceeds from issuance of preferred stock, common stock and warrants	508	21
Payments on capital lease and financing arrangements	(159)	(150)
Net cash provided by financing activities	727	1,218
Changes in cash and cash equivalents due to changes in foreign currency	28	46
Net decrease in cash and cash equivalents	(31)	(944)
Cash and cash equivalents at beginning of period	1,211	1,794
Cash and cash equivalents at end of period	$1,180	$850
Supplemental cash flow information:
Interest paid	$169	$277
Income taxes paid, foreign	43	27
Non-cash financing and investing activities:
Property and equipment financed by capital lease or accounts payable	256	341
Deemed dividend for beneficial conversion feature of preferred stock	28	—
Stock issued for board of director's fees	—	133
Preferred stock dividends paid in additional shares	50	—

Sonic Foundry, Inc.
Condensed Consolidated Non-GAAP Adjusted EBITDA Reconciliation
(in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017

Net loss	$(1,449)	$(1,456)	$(1,129)	$(2,965)
Add:
Depreciation and amortization	381	518	800	1,011
Income tax expense (benefit)	106	(23)	(1,281)	(154)
Interest expense	79	93	147	220
Stock-based compensation expense	75	132	320	386
Adjusted EBITDA	$(808)	$(736)	$(1,143)	$(1,502)